Exhibit 99.1

NASDAQ: FIZZ For Immediate Release
Contact: Office of the Chairman, Grace Keene

National Beverage Corp. Trades EX-Dividend –

 May’s Results Signal an Aggressive Start

 For a Fantastic FIZZ Summer!

FORT LAUDERDALE, FL, June 2, 2017 . . . In accordance with NASDAQ regulations, shares of National Beverage Corp. (NASDAQ: FIZZ) began trading ‘ex-dividend’ yesterday – net of the $1.50 per share cash dividend declared on May 5, 2017. This special dividend will be distributed to shareholders of record on June 5, 2017 and paid on or before August 4, 2017.

“I am extremely proud that this dividend is the 8th in a program that will have paid $11.66 to our shareholders since 2004, representing a 98% payout of our earnings during the period,” stated Chairman and Chief Executive Officer, Nick A. Caporella. “FIZZ increased $12.88 per share from the day our Board declared this special cash dividend, and achieved record-high closing prices for five consecutive days prior to the ex-dividend date.

Exponential momentum continues to drive our financial results,” continued Mr. Caporella. “National Beverage broke multiple records in Fiscal Year 2017 as our financial and brand growth led the industry, and our Fiscal Year 2018 is off to an even stronger start. Our operating margins for May will match revenue growth, and that is quite an accomplishment.

The beverage industry is rapidly changing – driven by consumer awareness and desire for clean labels and natural ingredients. Progressive, forward-thinking retailers have heard the voice of consumers and are changing their shelf demographics and marketing. The result – LaCroix is setting the pace for retailer shelf reallocation while fueling a new standard for VPO (velocity per outlet) and VPC (velocity per capita). The month of May is the engine for what appears to start a great summer and another great year for our FIZZ investors,” concluded a smiling Caporella.

FIZZ IS – HEALTHY SPARKLING, ALL-WAYS!

National Beverage’s iconic brands are the genuine essence . . . of America

“Patriotism” – If Only We Could Bottle It!

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's SEC filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.